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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 FTM MEDIA, INC.
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             (Exact Name of Registrant as Specified in Its Charter)

                     COLORADO                                  84-1295270
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     (State of Incorporation or Organization)               (I.R.S. Employer
                                                           Identification no.)

             6991 EAST CAMELBACK ROAD
                   SUITE D-103                                    85231
               SCOTTSDALE, ARIZONA
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             (Address of Principal Executive Offices)           (Zip Code)

   If this form relates to the               If this form relates to the
   registration of a class of                registration of a class of
   securities pursuant to                    securities pursuant to
   Section 12(b) of the Exchange Act         Section 12(g) of the Exchange Act
   and is effective pursuant to              and is effective pursuant to
   General Instruction A.(c), please         General Instruction A.(d), please
   check the following box.[ ]               check the following box. [X]


Securities Act registration statement
file number to which this form relates:                N/A
                                            ---------------------------
                                                 (If applicable)


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of Each Class                    Name of Each Exchange on Which
     to be so Registered                    Each Class is to be Registered

            N/A                                         N/A

--------------------------------     ------------------------------------------

--------------------------------     ------------------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                          COMMON STOCK, PAR VALUE $0.04
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                                 (Title of Class)

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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

        FTM Media, Inc., a Colorado corportion (the "Registrant"), is registering hereby its common stock, par value $.04 per share ("Common Stock").

        The Registrant is authorized to issue 12,500,000 shares of Common Stock, of which 6,524,356 shares are issued and outstanding. The Registrant is also authorized to issue 2,500,000 shares of preferred stock, par value $.04 per share ("Preferred Stock"). As of the date hereof, 800,000 shares of Preferred Stock have been designated as Series A Convertible Preferred Stock (the "Series A Stock"), none of which are issued and outstanding and 400,000 shares of Preferred Stock have been designated as Series B Convertible Preferred Stock ("Series B Stock"), of which 273,504 shares are issued and outstanding.

        The following summary of certain features of the Common Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Registrant's Articles of Incorporation, as amended, which is included as an exhibit to this Registration Statement and incorporated herein by this reference.

COMMON STOCK

        Dividend Rights. Subject to the rights of any other class or series of stock, including Preferred Stock then outstanding having a preference as to dividends over the Common Stock, holders of Common Stock are entitled to receive dividends out of funds legally available therefore when, and if, declared by the Board of Directors.

        Voting Rights. The holders of Common Stock are entitled to one vote for each share held of record on all matters on which the holders of Common Stock are entitled to vote.

        Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Registrant, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Registrant available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them. A liquidation, dissolution or winding-up of the Registrant, as such terms are used herein, will not be deemed to be occasioned by or to include any consolidation or merger of the Registrant with or into any other company or companies or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Registrant.

        Preemptive and Subscription Rights. Holders of the Common Stock have no preemptive or subscription rights to subscribe for additional shares of Common Stock.

LIMITATIONS AS A RESULT OF PREFERRED STOCK

        The Registrant's Articles of Incorporation authorizes the Board of Directors to issue up to an aggregate of 2,500,000 shares of Preferred Stock in one or more series with such voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms and certain other rights and preferences as shall be determined by the Board of Directors. The Board of Directors has designated 800,000 shares of Preferred Stock as Series A Stock, none of which are issued and outstanding and 400,000 shares of Preferred Stock as Series B Stock, of which 273,504 shares are issued and outstanding.


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        Series B Stock. One series of Preferred Stock is currently outstanding, the Series B Stock. The following is a summary of certain rights and preferences of the Series B Stock that affect the rights of holders of the Common Stock:

- The Series B Stock ranks senior to Common Stock and any other class or series of capital stock of the Registrant with respect to liquidation, dissolution, or winding up of the business.

- Holders of Series B Stock are entitled to receive annual dividends of $0.702 per share prior and in preference to any declaration or payment of any cash dividend on the Common Stock or any other junior stock of the Registrant.

- Holders of Series B Stock have no voting rights except for those minimum rights required by the Colorado Business Corporation Act, in which case the stock shall vote together with the Common Stock as a single class, unless the Colorado Business Corporation Act requires the Series B Stock to vote separately as a single class.

- Holders of Series B Stock have the option to convert their stock to shares of Common Stock equal to the conversion rate in effect at the time of conversion. The conversion rate shall be an amount equal to $5.85 divided by the conversion price. The conversion price shall equal $5.85 minus the multiple of the aggregate unpaid accrued dividends per share times 0.64103.

- After June 15, 2000, the Registrant may elect to cause each share of the Series B Stock to be automatically converted into a number of fully paid and non-assessable shares of Common Stock equal to the conversion rate then in effect as of any date on which the closing price for each of the twenty trading days preceding such date equals or exceeds $8.35 per share.

CERTAIN ANTI-TAKEOVER EFFECTS

        Preferred Stock. The issuance of additional shares of Preferred Stock, or the issuance of rights to purchase Preferred Stock, may have the effect of delaying, deferring or preventing a change in control of the Registrant or may increase or decrease the number of shares constituting each series.

ITEM 2.        EXHIBITS.

          EXHIBIT NO.  DESCRIPTION
          -----------  -----------
              3.1      Amended and Restated Articles of Incorporation of FTM
                       Media, Inc., a Colorado corporation.

              3.2      Amended and Restated Bylaws of FTM Media, Inc., a Colorado corporation.

              4.1      Specimen Certificate of Common Stock

              4.2      Certificate of Designation of Rights and Preferences of Series A Convertible
                       Preferred Stock of Redwood Broadcasting, Inc. (currently FTM Media, Inc.)

              4.3      Certificate of Designation of Rights and Preferences of Series B Convertible
                       Preferred Stock of Redwood Broadcasting, Inc. (currently FTM Media, Inc.)

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                                    SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                  FTM Media, Inc.
                                  (Registrant)

Date: October 19, 1999            By:/s/ Scott Manson
                                     -------------------------------------------
                                     Scott Manson
                                     Chief Financial Officer and General Counsel









                                      -4-

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                                        EXHIBIT INDEX

 EXHIBIT NO.    DESCRIPTION
 -----------    -----------
     3.1        Amended and Restated Articles of Incorporation of FTM Media,
                Inc., a Colorado corporation.

     3.2        Amended and Restated Bylaws of FTM Media, Inc., a Colorado corporation.

     4.1        Specimen Certificate of Common Stock

     4.2        Certificate of Designation of Rights and Preferences of Series A Convertible
                Preferred Stock of Redwood Broadcasting, Inc. (currently FTM Media, Inc.)

     4.3        Certificate of Designation of Rights and Preferences of Series B Convertible
                Preferred Stock of Redwood Broadcasting, Inc. (currently FTM Media, Inc.)